DIALOGIC CORPORATION ANNOUNCES PRELIMINARY
                                REVENUE ESTIMATE



PARSIPPANY, NEW JERSEY - March 27, 1997 - Dialogic Corporation (NASDAQ: DLGC) today stated that it expects revenues and earnings for the first quarter to fall below analysts' forecasts. Currently available data indicate that first quarter 1997 sales are likely to be in the range of $54 to $57 million, as compared with $48.7 million during the first quarter of 1996. Sales at this level would result in earnings falling below the analysts' consensus earnings estimates of $.31 per share, as reported in First Call. Dialogic operates on little or no backlog, and a significant amount of its orders are typically both received and shipped within a day. Therefore, sales for the quarter will not be accurately determinable until the final sales data for the quarter are complete.

Edward Jordan, Chief Financial Officer, said, "1997 has started more slowly than we anticipated. Expenses have generally been in line with expectations so far during the first quarter."

The statements regarding financial data contained herein are forward looking. For a variety of reasons, including the fact that the Company operates on little or no backlog, actual results might differ materially from the Company's forward-looking statements. Unanticipated developments in the remainder of the quarter might also cause actual results to differ materially from the Company's forward-looking statements. Dialogic plans to release its complete earnings report for the quarter in the ordinary course on approximately April 16, 1997.

Dialogic Corporation is the leading manufacturer of high performance, standards-based computer telephone (CT) components. Dialogic products are used in voice, fax, data, voice recognition, speech synthesis and call center management CT applications. The Company is headquartered in Parsippany, New Jersey, with regional headquarters in Tokyo, Japan, Brussels, Belgium, and has sales offices worldwide.